Exhibit 10.12(b)
AMENDMENT
TO THE
ATMOS ENERGY CORPORATION
1998 LONG-TERM INCENTIVE PLAN
(As Amended and Restated February 9, 2007)
     Pursuant to the authority set forth in Article 12 of the Atmos Energy Corporation 1998 Long-Term Incentive Plan, as amended and restated effective February 9, 2007 (the “Plan”), the Plan is amended, effective as of August 7, 2007, as follows:
     1. Section 2.6 is amended by striking said section and substituting in lieu thereof the following:
          2.6 (a) “Change in Control” of the Company occurs upon a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:
          (i) Change in Ownership. A change in ownership of the Company occurs on the date that any “Person” (as defined in Section 2.6(b) below), other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (ii) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (i); or
          (ii) Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (i) above, a change in the effective control of the Company occurs on either of the following dates:
          (A) the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30 percent or more of the total voting power of the

Company’s stock. However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (ii)(A); or
          (B) the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
          (iii) Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (B) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (C) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (D) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.
          (b) For purposes of subparagraph (a) above
          (i) “Person” shall have the meaning given in Section 7701(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”). Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.
          (ii) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

          (c) The provisions of this Section 2.6 shall be interpreted in accordance with the requirements of the Final Treasury Regulations under Code Section 409A, it being the intent of the parties that this Section 2.6 shall be in compliance with the requirements of said Code Section and said Regulations.
     2. Section 2.36 is amended by striking said section and substituting in lieu thereof the following:
     2.36 “Termination of Service” means with respect to each Participant who is an Employee or Non-employee Director a “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations under Code Section 409A, or any successor provision thereto
     3. Section 2.37 is amended by striking said section and substituting in lieu thereof the following:
     2.37 “Total and Permanent Disability” means the termination of a Participant’s active employment with the Company on account of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, for which the employee is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
     IN WITNESS WHEREOF, the Company has caused this AMENDMENT TO THE ATMOS ENERGY CORPORATION 1998 LONG-TERM INCENTIVE PLAN (AS AMENDED AND RESTATED FEBRUARY 9, 2007), to be executed in its name and on its behalf this 10th day of September, 2008, effective as of the date provided herein.

ATMOS ENERGY CORPORATION
By:	/s/ ROBERT W. BEST
Robert W. Best
Chairman, President and Chief Executive Officer